EXHIBIT 4.2
LETTER OF AGREEMENT

The following shall set forth our memorandum of understanding regarding my representation of your interest in any legal matters referred to me by you:

     1.  Initial representation compensation for CMMI.  Work shall be paid in the form of 50,000 shares of free trading stock.

     2.  I shall be available to you for consultation relative to the above at such time as necessary.

     3.  The foregoing shall continue for a reasonable period until such time as the undersigned (R. Markle) feels the maximum amount of service has been tendered.

     4.  Prior to undertaking any other representation, whether personal or corporate, such undertaking shall be agreed upon at time of the undertaking.

     5.  In addition to the above, I shall be available to you and your personnel via the telephone for advice as needed.

     6.  You (Consolidated Minerals Management, Inc.) shall have the option of placing me (R. Markle) on a agreed retainer or compensating me (R. Markle) on a ad hoc basis (per matter).

Both parties to this agreement shall have the privilege of withdrawing from this letter of agreement by giving the other party thirty (30) days notice of withdraw without suffering penalty or detriment.

I believe the foregoing is reasonable to all concerned and very workable, without being oppressive.

CONSOLIDATED MINERALS MANAGEMENT

                                        BY /s/ Peggy Behrens
                                        ----------------------------
                                               Peggy Behrens, President

                                          /s/  Richard W. Markle
                                        ----------------------------
                                               Richard W. Markle

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